David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(516) 887-8200
david@dlubinassociates.com

                                                                              August 4, 2008

iGenii, Inc.
11 Sunrise Plaza, Suite 304
Valley Stream, New York 11580

           Re:           Registration Statement on Form S-1 (the "Registration Statement")

Gentlemen:

We have acted as counsel to iGenii, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of 100,160 shares of common stock, par value $0.001 (the “Common Stock”), of the Company which are issued and outstanding and held by persons who are stockholders of the Company.

           In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based on our examination mentioned above, we are of the opinion that the shares being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States, the laws of the State of New York, the applicable statutory provisions of the Delaware General Corporation Law, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin & Associates, PLLC

DAVID LUBIN & ASSOCIATES, PLLC